SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

February 2, 2016

Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33228	20-0065053
(Commission File Number)	(IRS Employer Identification No.)

12655 North Central Expressway, Suite 1000, Dallas, TX 75243

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Board Vacancy

The Company has appointed Ralph F. DeVore to the Board of Directors as an independent director, effective February 1, 2016. Mr. DeVore is being appointed to the Nominating and Corporate Governance committee.

Mr. DeVore’s career includes over 25 years in advertising and marketing as an entrepreneur doing business with Fortune 100 companies such as PepsiCo, Walgreens and Philip Morris. In addition, he held a management position with The Sherwin-Williams Company, a Fortune 500 company. Ralph currently serves as President of Christian Commerce Corporation, a 501(c)(3) private foundation which he founded in 1984. The focus of the foundation is promotion and education of Christian principles through world-wide evangelism. He is on the Board of the Christian Commerce Corporation and has recently been on the board of the Hal Lindsey Website Ministries. He also serves in a consulting role to other Christian ministries who call on his business expertise and years of ministry experience. Ralph earned a B.S. in Occupational Education from Wayland Baptist University and is a graduate of Southwestern Baptist Theological Seminary.

There are no arrangements or understandings between Mr. DeVore and any other person pursuant to which he was elected to the Board, and there are no relationships between Mr. DeVore and the Company that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

For his services on the Board, Mr. DeVore will be compensated as an independent director. Mr. DeVore will be a Class I director up for reelection at the 2018 annual stockholders meeting.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Zion Oil and Gas, Inc.

Date: February 2, 2016	By:	/s/ Victor G. Carrillo
Victor G. Carrillo
Chief Executive Officer

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